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                                                                      Exhibit 16



                           June 28, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

         Re:      Advanta Corp. Employee Savings Plan (Commission File No.
                  0-14120)



Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audit of the financial statements of this registrant for the two most recent fiscal years. That individual is no longer with Arthur Andersen LLP. We have read the first four paragraphs of Item 4 included in the Form 8-K, dated June 28, 2002, of the Advanta Corp. Employee Savings Plan to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Philip M. Browne, Senior Vice President and Chief Financial Officer Advanta Corp.




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